APPCO 41

LAND AND BUILDING LEASE AGREEMENT

LANDLORD:
YA Landholdings, LLC
a Delaware limited liability company

TENANT:
Appalachian Oil Company, Inc.,
a Tennessee corporation

LAND AND BUILDING LEASE AGREEMENT
TABLE OF CONTENTS

1.	DEFINITIONS		1
	1.1	Lease Year	1
	1.2	Hazardous Material	1
	1.3	Wastes	2
	1.4	Environmental Laws	2
	1.5	Storage Tank System	2
	1.6	Release	2
2.	CONDITION OF THE PREMISES		2
3.	TERM		3
	3.1	Primary Term	3
	3.2	First Option to Extend	3
	3.3	Second Option to Extend	3
	3.4	Third Option to Extend	3
	3.5	Fourth Option to Extend	4
	3.6	Surrender of Premises; Holding Over	4
4.	BASE MONTHLY RENT		4
	4.1	Triple Net Lease	4
	4.2	BaseMonthlyRent	5
	4.3	Adjustment Date	5
5.	USE OF THE PREMISES; COMPLIANCE		5
	5.1	Use of the Premises	5
	5.2	Compliance	6
6.	PROPERTY TAXES, OTHER CHARGES, ASSESSMENTS AND UTILITIES		6
	6.1	Tenant’s Required Payments	6
	6.2	Payments Not Required by Tenant	7
	6.3	Assessments	8
	6.4	Utility Payments	8
	6.5	Tenant’s Right to Contest Utility Charges, Contest Taxes and Seek Reduction of Assessed Valuation of the Premises	8
	6.6	Landlord Not Required to Join in Proceedings or Contest Brought by Tenant	8
	6.7	Partial Lease Years and Adjustment of Taxes	9
7.	FURNITURE, FIXTURES AND EQUIPMENT		9
	7.1	Furniture, Fixtures, and Equipment	9
	7.2	Landlord’s Waiver	9
	7.3	Removal of Tenant’s Personal Property at Expiration of Lease	9
	7.4	Right to Affix Signs	10
8.	MAINTENANCE AND REPAIRS OF THE PREMISES		10
	8.1	Obligation to Maintain the Premises	10
	8.2	Obligation to Keep the Premises Clear	10
9.	ALTERATIONS AND IMPROVEMENTS		11

	9.1	Right to Make Alterations	11
	9.2	Tenant Shall Not Render Premises Liable For Any Lien	11
10.	INDEMNITY AND INSURANCE		12
	10.1	Indemnification	12
	10.2	Insurance Company Requirement	12
	10.3	Insurance Certificate Requirements	12
	10.4	Minimum Acceptable Insurance Coverage Requirements	13
	10.5	Additional Insureds	15
	10.6	Mortgage Endorsement	15
	10.7	Renewals, Lapses or Deficiencies	15
	10.8	Waiver of Subrogation	16
11.	PARTIAL AND TOTAL DESTRUCTION OF THE PREMISES		16
	11.1	Damage or Destruction of Premises	16
	11.2	Damage or Destruction During the Last Twenty-four (24) Months of the Term	16
12.	CONDEMNATION		17
	12.1	Condemnation Damages	17
	12.2	Termination of Lease Due to Condemnation	17
13.	ASSIGNMENT AND SUBLETTING		18
	13.1	Tenant’s Right of Assignment and Subletting	18
	13.2	Assignment Without Landlord’s Consent	18
	13.3	Assignment with Landlord’s Consent	19
	13.4	Subletting Without Landlord’s Consent	19
	13.5	Landlord’s Option to Preserve Subtenancies	19
	13.6	Rent from Subletting	19
	13.7	Continuing Obligation of Tenant	20
	13.8	Landlord’s Right of Assignment	20
14.	DEFAULT AND TERMINATION		20
	14.1	Event of Default	20
	14.2	Landlord’s Remedies	21
	14.3	Right of Landlord to Re-Enter	24
	14.4	Surrender of Premises	24
	14.5	Interest Charges	24
	14.6	Default by Landlord	25
15.	RIGHT OF INSPECTION		25
16.	WAIVER OF BREACH		25
17.	NOTICES		25
	17.1	Notice Requirements	25
	17.2	Payments Under Lease	26
18.	RELATIONSHIP OF THE PARTIES		27
19.	SUBORDINATION, ATTORNMENT AND ESTOPPEL		27
	19.1	Subordination and Non-Disturbance	27
	19.2	Attornment	27
	19.3	Tenant Estoppel Certificate	27
	19.4	Landlord Estoppel Certificate	27
	19.5	Leasehold Mortgage	28

20.	ATTORNEYS’ FEES		30
	20.1	Recovery of Attorneys’ Fees and Costs of Suit	30
	20.2	Party to Litigation	30
21.	AUTHORITY TO MAKE LEASE; COVENANT OF QUIET ENJOYMENT		30
	21.1	Full Power and Authority to Enter Lease	30
	21.2	Quiet Enjoyment	30
22.	HAZARDOUS MATERIAL		30
	22.1	Compliance Generally	30
	22.2	Tenant’s Responsibility for Hazardous Materials	31
	22.3	Tenant’s Environmental Indemnification	31
	22.4	Tenant’s Notification Obligations	32
	22.5	Survival	32
23.	GENERAL PROVISIONS		32
	23.1	Recitals	32
	23.2	Gender; Number	32
	23.3	Captions	32
	23.4	Exhibits	33
	23.5	Entire Agreement	33
	23.6	Drafting	33
	23.7	Modification	33
	23.8	Joint and Several Liability	33
	23.9	Enforceability	33
	23.10	Severability	33
	23.11	Successors and Assigns	34
	23.12	Independent Covenants	34
	23.13	Limitation on Landlord’s Liability	34
	23.14	Waiver of Trial by Jury	34
	23.15	Characterization of Lease	34
	23.16	Counterparts	35
	23.17	Force Majeure	35
	23.18	Confidentiality	35

EXHIBIT “A” -LEASED PREMISES
Exhibit “B” — Memorandum of Lease
Exhibit “C” — Certificate of Liability Insurance and Evidence of Property Insurance
Exhibit “D” — Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit “E” - Not Applicable

LAND AND BUILDING LEASE AGREEMENT

This Land and Building Lease Agreement (this “Lease”), dated for reference purposes only as of , is made by and between YA Landholdings, LLC, a Delaware limited liability company (“Landlord”), and Appalachian Oil Company, Inc., a Tennessee corporation (“Tenant”), with reference to the recitals set forth below.

RECITALS

A. Landlord is the owner of a certain real property identified as the “Leased Premises,” attached hereto and incorporated herein as Exhibit “A”, together with all improvements located thereon, but not Tenant’s Personal Property (as defined in Section 7.1), and which real property shall include all of Landlord’s right, title and interest in and to all roadways, sidewalks, walkways, parkways, driveways, common areas, landscaped areas and similar areas and facilities and appurtenances thereunto belonging (all of the foregoing real properties, improvements and appurtenances being hereinafter collectively referred to as the “Premises”).

B. Landlord desires to lease the Premises to Tenant, and Tenant desires to lease the Premises from Landlord, pursuant to the provisions of this Lease.

1. DEFINITIONS

The following terms, when used in this Lease, shall have the meaning set forth in this Section.

1.1	Lease Year

The term “Lease Year” shall mean the first twelve (12) full calendar months after the Commencement Date (as defined in Section 3.1) and each subsequent twelve (12) month period thereafter during the term and any extensions. If the Commencement Date is other than the first day of the month, then the first Lease Year also will include the partial month in which the Commencement Date occurs.

1.2	Hazardous Material

The term“Hazardous Material” means any and all hazardous, toxic or radioactive substances or materials, including but not limited to asbestos or asbestos-containing materials, petroleum and petroleum products (including without limitation, gasoline and diesel), pollutants, pollution, contaminants or contamination as those terms are defined, designated or otherwise regulated under any applicable Environmental Law and includes Wastes (as such terms are herein defined).

1.3	Wastes

The term“Wastes” means any and all chemical, petroleum, or biological wastes, emissions or discharges, whether hazardous or non-hazardous, liquid, solid or gaseous, and whether from any production, operation, maintenance, manufacturing, processing, storage, use or other activity, where such wastes, contaminants, emissions or discharges are regulated under Environmental Laws.

1.4	Environmental Laws

The term “Environmental Laws” means all federal, state and local statutes, regulations, ordinances, rules, policies, directives, orders, demands or requirements of any government agency, in each case solely to the extent having the force of law, and all common law, to the extent regulating, relating to, affecting or imposing liability or other obligations concerning Hazardous Materials or protecting public health or safety or the environment, including with respect to the occupational health or environmental conditions on or about the Premises, as now exist or may at any later time be adopted or amended, including laws and regulations to the extent relating to Storage Tank Systems, gasoline service stations, Hazardous Materials, Release reporting requirements, noise abatement requirements and provisions thereof protecting natural resources, species and habitat.

1.5	Storage Tank System

The term“Storage Tank System” means a complex of one or more underground or above ground storage tanks and their associated underground, above-ground, and/or connected piping and related fuel dispensing, pumping, mechanical, control and monitoring or detection devices, facilities or equipment.

1.6	Release

The term“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Hazardous Material.

2. CONDITION OF THE PREMISES

Landlord leases to Tenant and Tenant leases from Landlord the Premises in an “AS IS, WHERE IS, WITH ALL FAULTS” condition with no representations or warranties whatsoever and on the terms and conditions set forth in this Lease. Tenant acknowledges that it has occupied the Premises for a substantial period of time prior to the Commencement Date and that Tenant is familiar with the condition of the Premises, and Tenant further acknowledges and agrees that other than as set forth in this Lease: (i) no representations have been or are made, or responsibility assumed by Landlord with respect to the Premises or its operations, or the condition or repair of the Premises, or as to any fact, circumstance, thing or condition which may affect or relate to the Premises, except as specifically set forth in this Lease; (ii) the Premises are leased in an “AS IS, WHERE IS, WITH ALL FAULTS” condition as of the Commencement Date; and (iii) Landlord shall have no obligation to alter, restore, improve, repair or develop the Premises, and further shall have no obligation to remove therefrom any parties or items of personal property, or other trade fixtures or equipment which may be upon the Premises.

3. TERM

3.1	Primary Term

The effective date (the “Commencement Date”) of this Lease shall be the date upon which escrow is deemed closed pursuant to that certain Purchase Agreement of even date herewith by and between Tenant, as “Seller,” and Landlord, as “Buyer” (“Purchase Agreement”). The expiration date (the“Expiration Date”) of the primary term (the “Primary Term”) of this Lease shall be the last day of the month which is twenty (20) Lease Years following the Commencement Date, unless terminated earlier as provided herein or extended as set forth in Sections 3.2, 3.3, 3.4, and 3.5. References to the term of the Lease shall include extensions, if any; and references in this Lease to the Expiration Date shall refer to the expiration of any Extension Periods which may be exercised by Tenant pursuant to this Lease. Except as otherwise expressly stated, the terms and conditions of this Lease shall remain in effect during any extension, renewal or holdover of the Primary Term. Concurrently with the recording of the deed transferring ownership of the Premises to Landlord, a Memorandum of Lease substantially in the form of Exhibit “B” attached hereto and incorporated herein, may be recorded by and at the expense of Tenant with respect to the Premises.

3.2	First Option to Extend

One hundred eighty (180) days prior to the expiration of the Primary Term, provided there are no uncured monetary Events of Default (as defined in Section 14) existing under the Lease, Tenant may extend the term of this Lease for an additional sixty (60) months by notifying Landlord of such intention in writing (“First Extension Period”). The maximum term of the Lease with one extension is twenty five (25) Lease Years.

3.3	Second Option to Extend

One hundred eighty (180) days prior to the expiration of the First Extension Period, provided there are no uncured monetary Events of Default existing under the Lease, Tenant may extend the term of this Lease for an additional sixty (60) months by notifying Landlord of such intention in writing (“Second Extension Period”). The maximum term of the Lease with two extensions is thirty (30) Lease Years.

3.4	Third Option to Extend

One hundred eighty (180) days prior to the expiration of the Second Extension Period, provided there are no uncured monetary Events of Default existing under the Lease, Tenant may extend the term of this Lease for an additional sixty (60) months by notifying Landlord of such intention in writing (“Third Extension Period”). The maximum term of the Lease with three extensions is thirty five (35) Lease Years.

3.5	Fourth Option to Extend

One hundred eighty (180) days prior to the expiration of the Third Extension Period, provided there are no uncured monetary Events of Default existing under the Lease, Tenant may extend the term of this Lease for an additional sixty (60) months by notifying Landlord of such intention in writing (“Fourth Extension Period”). The maximum term of the Lease with four extensions is forty (40) Lease Years.

3.6	Surrender of Premises; Holding Over

On the last day or sooner termination of the term of this Lease, Tenant shall quit and surrender the Premises, together with all alterations, vacant and free of all tenancies and any leasehold rights therein and in good condition and repair, normal wear and tear and damage from casualty excepted, broom clean and free of violations of applicable laws caused or permitted by Tenant, its subtenants, licensees, concessionaires, contractors, agents or employees and shall surrender all keys for the Premises to Landlord at the place then fixed for the payment of rent and shall inform Landlord of all combinations of locks, safes, and vaults, if any, in the Premises. If Tenant does not do so as set forth above, then after expiration of this Lease, it will be a month-to-month tenant upon the applicable conditions of this Lease at 200% of the then applicable Base Monthly Rent. If the Premises are not surrendered as and when aforesaid, Tenant shall indemnify Landlord from and against loss or liability resulting from the delay by Tenant in so surrendering the Premises, including without limitation, any claims made by any succeeding occupant or purchaser founded on such delay. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

4. BASE MONTHLY RENT

4.1	Triple Net Lease

This is a triple net lease. It is the intention of Landlord and Tenant that the Base Monthly Rent (as defined below) and other sums and charges provided herein shall be absolutely net to Landlord. The Base Monthly Rent shall be payable in advance in consecutive monthly installments on the first day of each month during the Term. Except as otherwise specifically set forth in this Lease, Tenant shall pay, as additional rent, all costs, charges, obligations, assessments, and expenses of every kind and nature against or relating to the Premises or the use, occupancy, area, possession, leasing, operation, management, maintenance, or repair thereof, that may arise or become due during the term hereof, or that may pertain to this transaction, whether or not now customary or within the contemplation of the parties hereto, and which, except for the execution and delivery of this Lease, would have been payable by Landlord, but in no event shall Tenant be obligated to pay any (i) of Landlord’s income, profits, gross receipts, excise, estate or similar taxes, (ii) expenses of debt service relating to any mortgage, deed of trust or other financing entered into by Landlord or which shall encumber Landlord’s interest in the Premises, or (iii) expenses, costs or charges caused by the gross negligence or willful misconduct of Landlord, its agents or employees.

4.2	Base Monthly Rent

Tenant shall pay to Landlord as base monthly rent (“Base Monthly Rent”) the sum of Five Thousand Four Hundred Sixteen and 67/Dollars ($5,416.67) per month. Effective on each Adjustment Date (as hereinafter defined) Base Monthly Rent shall be increased by TEN PERCENT (10%) of the Base Monthly Rent payable during the immediately preceding period.

If the Commencement Date is a date other than the first day of the month, Base Monthly Rent shall be payable by Tenant to Landlord in advance commencing upon the Commencement Date pro-rated based on the ratio that the number of days from the Commencement Date through the last day in the month containing the Commencement Date bears to the actual number of days in such month. Thereafter, Base Monthly Rent shall be payable on the first day of each calendar month thereafter, without prior notice, invoice, demand, deduction or offset whatsoever, except as otherwise provided in this Lease. Landlord shall have the right to accept all rent and other payments, whether full or partial, and to negotiate checks and payments thereof without any waiver of rights, irrespective of any conditions to the contrary sought to be imposed by Tenant. All rent shall be paid to Landlord at the address to which notices to Landlord are given. The Base Monthly Rent for any partial month shall be prorated based upon the actual number of days in the period subject to proration.

4.3	Adjustment Date

“Adjustment Date” shall mean, as the case may require, the Fifth (5th), Tenth (10th) and Fifteenth (15th) anniversaries of the Commencement Date (provided, however, if the Commencement Date is other than the first day of the month, then “Adjustment Date” shall mean, as the case may require, the first day of the first month occurring after the Fifth (5th),  Tenth (10th) and Fifteenth (15th) anniversaries of the Commencement Date), and the first day of the First Extension Period, Second Extension Period, Third Extension Period, Fourth Extension Period.

5. USE OF THE PREMISES; COMPLIANCE

5.1	Use of the Premises

Tenant shall use the Premises for a convenience food store and retail motor fuel sales (“Initial Use”), or for such other uses as Tenant may determine in Tenant’s reasonable business judgment and as Landlord shall approve in Landlord’s reasonable judgment, provided that such uses: (i) are lawful; (ii) are in compliance with applicable environmental, zoning and land use laws and requirements; and (iii) do not violate matters of record or restrictions affecting the Premises. Notwithstanding the foregoing, in no event may the Premises be used as a factory, processing or rendering plant, massage parlor, peep show store, head shop store, topless or strip club, adult book or video store (which shall mean a store which primarily sells or offers for sale sexually explicit printed materials, audio or video tapes, or sexual devices), or flea market.

5.2	Compliance

Tenant, at Tenant’s sole expense, promptly shall comply with all applicable statutes, ordinances, rules, regulations, orders, covenants and restrictions of record, and requirements of governmental agencies that are in effect during the term or any part of the term hereof, regulating the use by Tenant of the Premises.

6. PROPERTY TAXES, OTHER CHARGES, ASSESSMENTS AND UTILITIES

6.1	Tenant’s Required Payments

6.1.1
Tenant shall pay before delinquency and as additional rent, all Property Taxes and Other Charges (as such terms are defined herein) that accrue prior to, during, or are otherwise properly allocable to the term of this Lease. Property Taxes and Other Charges together are referred to herein as “Taxes.”

(i)
“Property Taxes” shall mean all taxes, assessments, excises, levies, fees, and charges (and any tax, assessment, excise, levy, fee, or charge levied wholly or partly in lieu thereof or as a substitute therefor or as an addition thereto) of every kind and description, general or special, ordinary or extraordinary, foreseen or unforeseen, secured or unsecured, whether or not now customary or within the contemplation of Landlord and Tenant, that are levied, assessed, charged, confirmed, or imposed on or against the Premises or any part thereof It is the intention of Landlord and Tenant that all new and increased taxes, assessments, levies, fees and charges be included within the definition of Property Taxes for the purpose of this Lease.

(ii)
“Other Charges” shall mean all taxes, assessments, excises, levies, fees, and charges (including, without limitation, common area maintenance charges, charges relating to the cost of providing facilities or services, and charges relating to documents or instruments of record affecting or encumbering the Premises), whether or not now customary or within the contemplation of Landlord and Tenant, that are levied, assessed, charged, confirmed, or imposed upon, or measured by, or reasonably attributable to (a) the Premises; (b) the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, regardless of whether title to such improvements is vested in Tenant or Landlord; (c) Base Monthly Rent and all additional rent payable under the Lease, including, if applicable, Property Taxes, Other Charges, insurance, maintenance, and other costs incurred by Tenant by which Landlord may benefit, including, without limitation, any gross income tax or excise tax levied by any public or government authority with respect to the receipt of any such rents and costs; and (d) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

6.1.2
During the term of this Lease, Tenant shall also pay before delinquency, but not as additional rent, all taxes, assessments, excises, levies, fees and charges, whether or not now customary or within the contemplation of Landlord and Tenant, that are levied, assessed, charged, confirmed, or imposed upon, or measured by, or reasonably attributable to (a) any personal property of Tenant used in connection with the Premises; (b) the cost or value of Tenant’s furniture, fixtures, equipment, or personal property located in the Premises; (c) the possession, leasing, operation, management, maintenance, alteration, repair, use, or occupancy by Tenant of the Premises; and (d) any fees, charges, fines, penalties, costs, assessments, taxes, demands, orders, directives, or other requirements imposed by any governmental agency asserting jurisdiction, or under any Environmental Laws which arise from or relate to Tenant’s use of, or Tenant’s activities at, the Premises, including, but not limited to, Storage Tank System registration fees, any other applicable fees, and any consultant or attorneys’ fees related to or arising under any Environmental Laws.

6.1.3
In addition to the foregoing, during the term of this Lease, Tenant acknowledges and agrees it is obligated to and shall perform all obligations of the owner of the Premises under, and pay all expenses which the owner of the Premises may be required to pay in accordance with, any declarations or reciprocal easement agreements or any other documents or instruments of record now affecting the Premises (herein referred to collectively as the “REA’s”). Tenant shall promptly comply with all of the terms and conditions of the REA’s, including without limitation, all insurance requirements, regardless of whether any such requirements exceed the requirements otherwise set forth in Section 10 below.

Landlord shall cooperate with tenant as shall be required for Tenant to comply with the foregoing terms and conditions, including executing any documents and instruments as owner, which shall be required in connection therewith.

6.2	Payments Not Required by Tenant

Anything herein to the contrary notwithstanding, Tenant shall not be required to pay any state or federal income or franchise, gross receipts, estate, profits or excise taxes of Landlord, or any state or federal estate, succession, inheritance, or transfer taxes of Landlord or any tax or other charge imposed with respect to the sale, exchange, financing or other disposition by Landlord, in whole or in part, of the Premises or Landlord’s interest in this Lease, or any sales or rent taxes or similar charges assessed with respect to the Base Monthly Rent or any additional rent due pursuant to this Lease. All of the foregoing taxes shall not be deemed to be included in Taxes and are the sole and exclusive responsibility of the Landlord, and Landlord shall file all required returns and make all necessary filings in connection therewith.

6.3	Assessments

If any assessment for a capital improvement made by a public or governmental authority shall be levied or assessed against the Premises, and the assessment is payable either in a lump sum or on an installment basis, then Tenant shall have the right to elect the basis of payment; provided however, throughout the entire term of this Lease, Tenant shall pay all assessments that accrue prior to, during, or are otherwise allocable to the term of this Lease.

6.4	Utility Payments

Tenant shall pay when due all charges for water, gas, electricity, and all other utilities furnished to or used upon the Premises during the term of this Lease, including all charges for installation, termination, and relocations of such service. Landlord, at its option, following any default by Tenant in making such payments, may require Tenant to furnish Landlord with evidence of payment of such charges.

6.5	Tenant’s Right to Contest Utility Charges, Contest Taxes and Seek Reduction of Assessed Valuation of the Premises

Tenant, at Tenant’s sole cost and expense, shall have the right, at any time, to seek a reduction in the assessed valuation of the Premises or to contest any Taxes or utility charges that are to be paid by Tenant; provided however, Tenant shall (i) give Landlord contemporaneous written notice of any contest; (ii) indemnify and hold Landlord Indemnified Parties (defined below) harmless from all liability on account of such contest with respect to Property Taxes; (iii) take such action as is necessary to remove the effect of any lien which attached to any of the Premises or the improvements thereon due to such contest, or in lieu thereof, at Landlord’s election, and if required by applicable law, furnish Landlord with adequate security for the amount of the Taxes due plus interest and penalties; and (iv) in the event of a final determination adverse to Tenant, prior to enforcement, foreclosure or sale, pay the amount involved together with all penalties, fines, interest, costs, and expenses which may have accrued. If Tenant seeks a reduction or contests any Taxes or utility charges, the failure on Tenant’s part to pay the Taxes or utility charges shall not constitute a default as long as Tenant complies with the provisions of this Section. Tenant, on final determination of the proceeding or contest, shall within applicable grace periods pay or discharge any decision or judgment rendered, together with all costs, charges, interest, and penalties incidental to the decision or judgment.

6.6	Landlord Not Required to Join in Proceedings or Contest Brought by Tenant

Landlord shall not be required to join in any proceeding or contest brought by Tenant unless the provisions of the law require that the proceeding or contest be brought by or in the name of Landlord or the owner of the Premises. In that case, Landlord shall join in the proceeding or contest or permit it to be brought in Landlord’s name as long as Landlord is not required to bear any cost.

6.7	Partial Lease Years and Adjustment of Taxes

Property Taxes (and Other Charges, as may be applicable) payable by Tenant in accordance with the terms of this Lease shall be appropriately adjusted for any partial Lease Year at the end of the Term. Upon the Expiration Date, Taxes which have accrued prior to the Expiration Date and are payable after the Expiration Date, shall be prorated and apportioned as of the Expiration Date based upon the actual number of days in the period subject to proration such that Tenant shall bear all expenses with respect to the Premises up through and including the Expiration Date. Any amount payable by Tenant shall be remitted to Landlord within ten (10) business days following the later of (i) the date the amount payable by Tenant hereunder is determined and (ii) the Expiration Date. Any excess prepaid Taxes shall be refunded to Tenant by Landlord within ten (10) business days of the Expiration Date. Taxes which cannot be ascertained with certainty as of the Expiration Date shall be prorated on the basis of the parties’ reasonable estimates of such amount(s) and shall be the subject of a final proration as soon thereafter as the precise amounts can be ascertained. The provisions of this paragraph shall survive the expiration or termination of this Lease.

7. FURNITURE, FIXTURES AND EQUIPMENT

7.1	Furniture, Fixtures, and Equipment

During the term Tenant may, at Tenant’s expense, place or install such furniture, trade fixtures, equipment, machinery, furnishings, face plates of signage and other articles of movable personal property (collectively, “Tenant’s Personal Property”) on the Premises as may be needed for the conduct of Tenant’s business. It is expressly understood that the term Tenant’s Personal Property as used herein shall in no event extend to leasehold improvements, fixtures or similar “vanilla shell” items such as light fixtures, HVAC equipment, or other fixtures and equipment permanently affixed to the Premises. Tenant is authorized to access Tenant’s Personal Property for maintenance, repair and replacement purposes during the term of this Lease.

7.2	Landlord’s Waiver

Tenant may finance Tenant’s Personal Property at any time and from time to time during the term of this Lease. Upon request of Tenant, Landlord shall execute and deliver to any lender a Landlord’s Waiver in such form as shall be requested by Tenant and reasonably acceptable to Landlord. Tenant may remove and replace Tenant’s Personal Property periodically during the term of this Lease.

7.3	Removal of Tenant’s Personal Property at Expiration of Lease

At any time up to and including the expiration or earlier termination of the Lease, all or any part of Tenant’s Personal Property may be removed at the option of Tenant. At the expiration or earlier termination of the Lease, Landlord may require Tenant to remove Tenant’s Personal Property within five (5) business days following receipt of written notice from Landlord. Tenant immediately shall make such repairs and restoration of the Premises as may be necessary to repair any damage to the Premises from the removal of Tenant’s Personal Property. Any of Tenant’s Personal Property not so removed shall be deemed abandoned, and Landlord may cause such property to be removed from the Premises and disposed of, but the reasonable cost of any such removal shall be borne by Tenant. The provisions of this paragraph shall survive the expiration or termination of this Lease.

7.4	Right to Affix Signs

Tenant shall have the right to decorate the Premises and affix signs customarily used in its business upon the windows, doors, interior and exterior walls of the Premises, and such free-standing signs as may seem appropriate to Tenant and are in compliance with applicable laws and are not expressly prohibited by any covenants, conditions and restrictions encumbering the Premises. Upon the expiration or earlier termination of the Lease, Tenant shall remove such signs within a reasonable time following the expiration or earlier termination of the Lease. Tenant promptly shall make such repairs and restoration of the Premises as are necessary to repair any damage to the Premises from the removal of the signs.

8. MAINTENANCE AND REPAIRS OF THE PREMISES

8.1	Obligation to Maintain the Premises

During the term of this Lease, Tenant shall, at its own expense, keep and maintain the entirety of the Premises in good order and repair, ordinary wear and tear excepted, including, but not limited to, the interior, exterior, foundations, floors, walls, roof and structure of the building; the sidewalks, curbs, trash enclosures, landscaping with sprinkler system (if installed), light standards, and parking areas which are a part of the Premises. Tenant shall make such repairs and replacements as may be necessary, regardless of whether the benefit of such repair or replacement extends beyond the term of this Lease. The Premises shall be returned to Landlord at the termination or expiration of this Lease in as good condition as received, ordinary wear and tear and casualty excepted. In the event of destruction of the Premises or any portion thereof by fire or casualty, the condition of the Premises upon termination of this Lease shall be governed by Section 11. Landlord shall have no obligation whatsoever to alter, remodel, improve, repair, renovate, retrofit or maintain the Premises or any portion thereof.

8.2	Obligation to Keep the Premises Clear

Tenant shall keep the Premises, including sidewalks adjacent to the Premises and loading area allocated for the use of Tenant, clean and free from rubbish and debris at all times. Tenant shall store all trash and garbage within the Premises and arrange for regular pickup and cartage of such trash and garbage at Tenant’s expense.

9. ALTERATIONS AND IMPROVEMENTS

9.1	Right to Make Alterations

At all times during the term of this Lease, Tenant shall have the right to make alterations, additions and improvements (collectively, “Alterations”) to the interior or exterior of the Premises and parking areas adjacent to the Premises as more particularly set forth herein. Tenant shall have the right to make Alterations including, without limitation, the addition of food service items, in its reasonable business judgment at any time to the extent such Alterations are non-structural in nature; provided, however Tenant shall give Landlord at least ten (10) days’ prior written notice, for information purposes only, of the commencement of any such non-structural Alterations that will cost in excess of Four Hundred Thousand Dollars ($400,000). Notwithstanding the foregoing, Alterations that are structural in nature and which will cost in excess of Fifty Thousand Dollars ($50,000) shall not be made by Tenant without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, and which shall be deemed given if not denied within ten (10) business days after notice to Landlord. Any Alterations made or installed by Tenant shall remain upon the Premises and, at the expiration or earlier termination of this Lease, shall be surrendered with the Premises to Landlord. All Alterations shall be accomplished by Tenant in a good, expeditious, quality workmanlike manner, in conformity with applicable laws, regulations, ordinances, orders and covenants, conditions and restrictions encumbering the Premises. Landlord may, if required by applicable law, enter upon the Premises for the purpose of posting appropriate notices, including, but not limited to, notices of non-responsibility, provided that Landlord shall give reasonable notice to Tenant and shall not unreasonably interfere with the progress of such work. Landlord agrees to cooperate with Tenant in filing for any required permits and authorizations from the applicable governmental authorities.

9.2	Tenant Shall Not Render Premises Liable For Any Lien

Tenant shall have no right, authority, or power to bind Landlord, or any interest of Landlord in the Premises, nor to render the Premises liable for any lien or right of lien for the payment of any claim for labor, material, or for any charge or expense incurred to maintain, to repair, or to make Alterations to the Premises. Tenant shall in no way be considered the agent of Landlord in the construction, erection, modification, repair, or alteration of the Premises. Notwithstanding the above, Tenant shall have the right to contest the legality or validity of any lien or claim filed against a Premises. No contest shall be carried on or maintained by Tenant after the time limits in the sale notice of the Premises for any such lien or claim unless Tenant (i) shall have duly paid the amount involved under protest; (ii) shall have procured and recorded a lien release bond or other security reasonably acceptable to Landlord in an amount reasonably necessary to prevent a foreclosure of the Premises as a result of such lien or claim during the pendency of such contest; or (iii) shall have procured a stay of all proceedings to enforce collection. Upon a final adverse determination of any contest, Tenant shall pay and discharge the amount of the lien or claim determined to be due, together with any penalties, fines, interest, cost, and expense which may have accrued, and shall provide proof of payment to Landlord.

10. INDEMNITY AND INSURANCE

10.1	Indemnification

Tenant shall indemnify, defend, and protect Landlord, its agents, employees, officers, affiliates, investors, partners and lenders (the “Landlord Indemnified Parties”) and hold Landlord Indemnified Parties harmless, from any and all loss, cost, damage, expense and/or liability (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising at any time and from any cause whatsoever in or about the Premises which results from or relates to any claim brought by any person other than Landlord Indemnified Parties, other than any such loss, cost, damage, expense and/or liability caused by reason of the gross negligence or willful misconduct of Landlord Indemnified Parties including, without limiting the generality of the foregoing: (i) any default by Tenant in the observance or performance of any of the terms, covenants, or conditions of this Lease on Tenant’s part to be observed or performed; (ii) any condition of or on the Premises arising prior to the expiration of the term of the Lease or any occurrence or happening on the Premises arising prior to the expiration of the term of the Lease from any cause whatsoever, unless such condition, occurrence or happening shall have been caused by the gross negligence or willful misconduct of Landlord Indemnified Parties; or (iii) any acts, omissions, or negligence of Tenant or any person claiming by, through, or under Tenant, or of the contractors, agents, servants, employees, visitors, or licensees of Tenant in, on, or about the Premises, prior to the expiration of the Lease term (including, without limitation, any holdovers in connection therewith), including, without limitation, any acts, omissions, or negligence in the making or performance of any alterations, provided that this Section shall not apply to any environmental or occupational health matter whatsoever in that Article 22 deals with any indemnification or other arrangement between the parties with respect thereto. The provisions of this Section shall survive the expiration or sooner termination of this Lease.

10.2	Insurance Company Requirement

Insurance required by this Lease shall be issued by companies holding a general policyholder’s rating of A-VIII or better as set forth in the most current issue of Best’s Insurance Guide and authorized to do business in the states in which the Premises are located. If this publication is discontinued, then another insurance rating guide or service generally recognized as authoritative shall be substituted by Landlord.

10.3	Insurance Certificate Requirements

10.3.1
Within ten (10) business days following Landlord’s request therefore, Tenant shall deliver to Landlord (i) evidence of the existence and amounts of the insurance with additional insured endorsements and loss payable clauses as required herein, and (ii) a Certificate of Liability Insurance in connection with Tenant’s liability policy(ies), and an Evidence of Property Insurance in connection with Tenant’s property policy(ies). No policy shall be cancelable or subject to reduction of coverage or other material modification except after ten (10) days’ prior written notice to Landlord. Neither the issuance of any insurance policy required hereunder, nor the minimum limits specified herein with respect to any insurance coverage, shall be deemed to limit or restrict in any way the liability of Tenant arising under or out of this Lease.

10.3.2	The insurance required to be maintained herein may be carried under blanket or umbrella policies.

10.4	Minimum Acceptable Insurance Coverage Requirements

10.4.1
Tenant shall, at Tenant’s expense, obtain and keep in full force during the term of this Lease a policy of combined single limit bodily injury and property damage insurance written on an occurrence basis insuring Tenant (with Landlord as an additional insured) against any liability arising out of ownership, use, occupancy, or maintenance of the Premises. The insurance shall be in an amount not less than One Million Dollars ($1,000,000) per occurrence; provided however, following receipt of written notice from Landlord the limits of such insurance shall be increased from time to time during the term of the Lease to such amount as may be deemed commercially reasonable by Landlord but which shall not be in excess of the limits generally applicable to other similar businesses. The policy shall provide blanket contractual liability coverage. However, the limits of the insurance shall not limit the liability of Tenant. In addition, Tenant shall, at Tenant’s expense, obtain and keep in full force during the term of this Lease an umbrella liability policy in an amount not less than Six Million Dollars ($6,000,000) in excess of primary insurance. The insurance to be maintained by Tenant pursuant to this Section 10.4.1 shall be primary and not contributory to any other insurance maintained by Landlord.

10.4.2
Tenant shall, at Tenant’s expense, obtain and keep in force during the term of this Lease a “Special Form” (as such term is used in the insurance industry) policy of property insurance covering loss or damage to the Premises. The insurance shall be in an amount not less than the full guaranteed replacement cost of the building(s) (less slab, foundation, supports and other customarily excluded improvements). The policy shall contain only standard printed exclusions and include an ordinance or law coverage endorsement covering increased costs resulting from changes in laws or codes, and demolition and removal of the damaged structure. In addition, the policy shall include an endorsement naming Landlord as “Loss Payee” thereunder; provided, however, notwithstanding the foregoing, payments up to and including Two Hundred Fifty Thousand Dollars ($250,000) shall be made directly to Tenant, and payments in excess of such amount shall be made jointly to Landlord and Tenant. In no event shall any deductible payable in connection with such policy exceed the higher of (i) Five Hundred Thousand Dollars ($500,000), as such amount shall be increased by a percentage equal to the percentage increase in the Base Monthly Rent pursuant to this Lease from time to time, or (ii) Twenty Five percent (25%) percent of the aggregate limit of liability under such policy.

10.4.3
If the Premises are located in Flood Zone A or V as defined by the Federal Emergency Management Agency (FEMA), Tenant shall, at Tenant’s expense, obtain and keep in force during the term of this Lease a policy of insurance covering loss or damage due to flood with respect to the Premises. Tenant may obtain such insurance through any available governmental programs providing for such coverage. Notwithstanding the foregoing, Tenant shall have the right to self-insure with respect to such insurance to the extent such self-insurance is not prohibited under the laws of the state where the Premises are located.

10.4.4
If the Premises are located within the State of California, or in any county which is classified as being in an earthquake territory 1 through 11 by Insurance Services Office (“ISO”) or an earthquake zone of 1 through 3 by ISO, Tenant shall, at Tenant’s expense, obtain and keep in force during the term of this Lease a policy of insurance covering loss or damage due to earthquake with respect to the Premises. Tenant may obtain such insurance through any available governmental programs providing for such coverage. Notwithstanding the foregoing, Tenant shall have the right to self-insure with respect to such insurance to the extent such self-insurance is not prohibited under the laws of the state where the Premises are located.

10.4.5
Tenant shall also obtain and keep in force during the term of this Lease a worker’s compensation policy, insuring against and satisfying Tenant’s obligations and liabilities under the worker’s compensation laws of the state in which the Premises is located, including Employer’s Liability insurance, in an amount of not less than Five Hundred Thousand Dollars ($500,000). Notwithstanding the foregoing, Tenant shall have the right to self-insure with respect to worker’s compensation to the extent such self-insurance is not prohibited under the laws of the state where the Premises are located.

10.4.6
Should any financial assurance requirements pursuant to Environmental Laws be imposed on Tenant’s use of, or activities at, the Premises, Tenant promptly and timely shall comply with those requirements as they take effect. Tenant shall maintain pollution liability insurance in favor of Landlord which names Landlord as an additional insured as set out in Section 10.5 herein, and any third parties which might be affected, in an amount of at least One Million Dollars ($1,000,000) per occurrence providing coverage for the investigation and/or remediation of any Hazardous Materials released at, on, under or from the Premises, property damage (including, without limitation, natural resource damages) and compensation for personal injuries (“Environmental Insurance”). Within ten (10) business days following Landlord’s request therefor, Tenant shall provide a certificate of insurance evidencing such required coverage prior to the Commencement Date, and such certificate shall provide that the policy may not be cancelled or amended in any material respect without thirty (30) days’ prior written notice to Landlord. Tenant may obtain all or any portion of such insurance through any available governmental programs or funds providing such coverage.

10.4.7
If attached, Landlord acknowledges that the insurance described in the certificate of liability insurance and evidence of property insurance attached hereto as Exhibit “C” substantially satisfies the requirements of this Section.

10.5	Additional Insureds

Tenant shall name Landlord and Landlord’s successor(s) and assignee(s), and any other affiliate or lender of Landlord as Landlord may designate from time to time, as additional insureds and loss payees on all insurance.

10.6	Mortgage Endorsement

If requested by Landlord, the policies of insurance required to be maintained hereunder shall bear a standard first mortgage endorsement in favor of any holder or holders of a first mortgage lien or security interest in the Premises with loss payable to such holder or holders as their interests may appear.

10.7	Renewals, Lapses or Deficiencies

Tenant shall, within ten (10) days of the expiration of such policies, furnish Landlord with renewal certificates of insurance or renewal binders. In the event of a lapse or deficiency of any insurance coverage specified herein for any reason, Landlord may immediately replace the deficient insurance coverage with a policy of insurance covering the Premises of the type and in the limits set forth above. Upon written notice from Landlord of the placement of insurance, Tenant shall immediately pay to Landlord, as additional rent, an amount equal to the total cost of premiums and expense of such insurance placement. Tenant shall not do or permit to be done anything that shall invalidate the insurance policies.

10.8	Waiver of Subrogation

Landlord and Tenant hereby release each other from liability caused by fire or other casualty for which insurance is carried hereunder by the party sustaining the loss, damage or injury at the time of such loss, damage or injury to the extent of any recovery by the injured party under such insurance, or what would have been recovered had such party carried the insurance required hereunder. Landlord and Tenant shall use reasonable efforts to obtain waivers of subrogation rights by the insurer against Landlord or Tenant, as the case may be, in all casualty insurance policies affecting any portion of any of the Premises in which Landlord or Tenant is not a named insured.

11. PARTIAL AND TOTAL DESTRUCTION OF THE PREMISES

11.1	Damage or Destruction of Premises

In the event any part or all of the Premises shall at any time during the term of this Lease be damaged in any material respects or destroyed, regardless of cause, Tenant shall give prompt notice to Landlord. Tenant shall repair and restore the Premises to at least the condition it was in immediately prior to the occurrence of such damage, including buildings and all other improvements on the Premises, as soon as circumstances permit and to the extent permitted by applicable law. Tenant shall hold Landlord free and harmless from any and all liability of any nature whatsoever resulting from such damage or destruction, and such repairs and restoration. Tenant, and not Landlord, shall be responsible for paying for any cost of repairs and restoration in excess of the proceeds available from insurance policies maintained by Tenant (“Tenant’s Policies”). Tenant is not entitled to any rent abatement during or resulting from any disturbance from partial or total destruction of the Premises, and in no event shall Tenant be entitled to terminate the Lease. Notwithstanding the foregoing, Tenant’s obligation to restore the Premises is conditioned upon (i) Landlord and the holders of any mortgage liens on the Premises making available to Tenant all insurance proceeds from Tenant’s Policies paid in connection with the loss, if any, which insurance proceeds shall be applied to restoration and (ii) Tenant being able to restore the Premises to a use and configuration which is the same as the Premises’ use and configuration immediately prior to the damage or destruction.

11.2	Damage or Destruction During the Last Twenty-four (24) Months of the Term

Notwithstanding anything contained herein to the contrary, Tenant may terminate this Lease upon giving written notice to Landlord within thirty (30) days following the date upon which the Premises or any Storage Tank System is damaged or destroyed, provided: (i) such damage or destruction occurs within the last two (2) years of the Primary Term or any Extension Period and (ii) the Premises is totally or substantially damaged or destroyed (as defined below). Tenant shall timely file an appropriate claim with its insurance carrier (in the event of an insured casualty) in connection with such damage or destruction and thereafter promptly pay over to Landlord the entirety of insurance proceeds received in connection with the loss, other then any proceeds attributable to Tenant’s Personal Property (the “Insurance Proceeds”). Tenant shall within ten (10) days after the date of Tenant’s termination notice to Landlord pay to Landlord a sum equal to the entirety of the self-insured retention, if any, in respect of the Premises. As used herein, the phrase “substantially damaged or destroyed” shall mean that the restoration or repair cost as estimated by at least two (2) reputable general contractors properly licensed in the State in which the Premises is located and reasonably acceptable to and approved by Landlord, exceeds twenty five percent (25%) of the replacement value of the improvements immediately prior to such damage or destruction.

In the event Tenant shall have terminated the Lease as provided in the immediately preceding paragraph, Landlord and Tenant shall be released from all obligations and liabilities under the Lease, with the exception of those liabilities which accrued prior to the termination date and those obligations which, pursuant to the terms of the Lease, accrued prior to the termination date and survive termination or expiration of the Lease.

12. CONDEMNATION

12.1	Condemnation Damages

In the event of the taking or conveyance of the whole or any part of the Premises by reason of condemnation by any public or quasi-public body (“Condemnation”), Landlord and Tenant shall represent themselves independently in seeking damages before the condemning body. Each party shall be entitled to the amount awarded or apportioned respectively to each. Landlord shall be entitled to the entirety of the award with the exception of the following:

12.1.1
Any portion of the award attributable to Tenant’s leasehold improvements made to the Premises by Tenant in accordance with this Lease, which improvements Tenant has the right to remove from the Premises upon the expiration or termination of the Lease pursuant to the provisions of this Lease, but elects not to remove;

12.1.2
Any portion of the award attributable to Tenant’s Personal Property installed in the Premises in accordance with this Lease, which Tenant has the right to remove from the Premises upon the expiration or termination of the Lease pursuant to the provisions of this Lease, but which are to remain in the Premises as a result of such taking; and

12.1.3
Any portion of the award attributable to: (i) removing Tenant’s Personal Property; (ii) removing or relocating the Storage Tank System; (iii) damage or loss to Tenant’s business and good will and (iv) moving and relocation expenses.

12.2	Termination of Lease Due to Condemnation

In the event the Condemnation materially adversely affects the use by Tenant of the Premises, Tenant may terminate the Lease by giving Landlord written notice of its intention to terminate the Lease within sixty (60) days of receipt of written notice of the Condemnation. The effective date of the termination shall be the date upon which fee simple interest is vested in the condemning authority, and Tenant shall be released from further obligations or liabilities thereafter arising under the Lease. In the event of termination, Base Monthly Rent, Property Taxes, Other Charges and any other items of additional rent (collectively, “Rent and Charges”) shall be prorated based upon the actual number of days in the period to be prorated. Within thirty (30) days following the termination, Landlord shall refund to Tenant any Rent and Charges paid to Landlord in advance of the termination. In the event Tenant elects not to terminate the Lease, Tenant may elect either to (i) require Landlord to pay over to Tenant the entire Condemnation award attributable to restoration of the Condemned Property, and Tenant shall restore the Condemned Property to as close to its condition prior to such condemnation as is reasonably possible, in which event the Base Monthly Rent shall not abate, or (ii) require Landlord to pay over to Tenant a portion of such Condemnation award equal to a percentage that the value of the Premises, in Tenant’s reasonable determination, following such condemnation bears the value of the Premises immediately before such Condemnation (“Post Condemnation Value Percentage”), in which event the Monthly Base Rent shall be abated by a percentage equal to 100% less the Post-Condemnation Value Percentage.

13. ASSIGNMENT AND SUBLETTING

13.1	Tenant’s Right of Assignment and Subletting

Except as otherwise set forth in this Section or in Section 19.5, Tenant shall not voluntarily or by operation of law assign or encumber its interest in this Lease or in the Premises, without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

13.2	Assignment Without Landlord’s Consent

So long as no monetary Event of Default remains uncured at the time of the assignment, Tenant shall have the right to assign its interest in this Lease without the consent of Landlord: (i) to a Related Entity (as defined below); (ii) in connection with a merger, consolidation or acquisition involving the entirety of Tenant; or (iii) to any entity acquiring all or substantially all of Tenant’s assets; provided that: (a) Tenant shall notify Landlord in writing of the occurrence of any of the foregoing events within thirty (30) days, and shall provide a true and correct copy of the assignment and assumption agreement, together with such other documentation supporting or evidencing said event as may be reasonably requested by Landlord; and (b) the transferee assumes all of Tenant’s obligations hereunder in writing and agrees to perform all of the obligations of Tenant under this Lease. Upon such assumption by transferee Tenant shall be relieved and discharged from its liabilities, obligations or duties under this Lease accruing subsequent to the effective date of any such transfer. The term “Related Entity,” as used herein, means any person or entity which, directly or indirectly, controls, or is controlled by, or is also controlled by the same entity having a controlling interest in Tenant.

13.3	Assignment with Landlord’s Consent

In addition to any assignments pursuant to Section 13.2, so long as no monetary Event of Default remains uncured at the time of the assignment, Landlord shall not unreasonably withhold consent to an assignment of this Lease to an individual or entity if such individual or entity has, in the reasonable opinion of Landlord, a record of timely payment of obligations and compliance with applicable laws, is a commercially and financially sound individual or entity, and has at least three (3) years of operating history reasonably acceptable to Landlord with respect to convenience stores. Tenant shall submit current financial statements of any proposed assignee together with Tenant’s request for Landlord’s approval of any proposed assignment. Tenant shall reimburse Landlord for all reasonable costs and expenses (including, without limitation, attorneys’ fees and expenses) actually paid by Landlord in connection with any requested assignment. Tenant expressly acknowledges and agrees that in the event of an assignment of this Lease, Tenant shall remain jointly and severally liable with the assignee for all of the obligations under this Lease, unless released by Landlord in writing pursuant to the terms of this Lease.

13.4	Subletting Without Landlord’s Consent

So long as no Event of Default remains uncured at the time of the sublease, Tenant shall have the right to sublease or grant a license or franchise in connection with the Premises (including, without limitation, the addition of any quick service restaurant concepts or brands at any of the Premises, or the conversion of any existing quick service restaurant concepts or brands to another restaurant or concept, whether or not any sublease, license or franchise is to be granted in relation to the foregoing) without the consent of Landlord; provided that such use complies with Section 5.1 and Tenant shall notify Landlord in writing of the occurrence of any such event, and shall provide a true and correct copy of the sublease, license agreement or other relevant document, together with such other documentation supporting or evidencing said event as may be reasonably requested by Landlord. In no event shall Tenant be relieved or discharged from its liabilities, obligations, or duties under this Lease accruing subsequent to the effective date of any such subleasing.

13.5	Landlord’s Option to Preserve Subtenancies

In the event of Tenant’s surrender of this Lease or the termination of this Lease in any other manner, Landlord shall, at Landlord’s option, succeed to the interest of Tenant as sublandlord thereunder, except that Landlord shall not be liable for any defaults of Tenant occurring prior to the date of such surrender or termination. No merger shall result from Tenant’s sublease of the Premises under this Section, Tenant’s surrender of this Lease, or the termination of this Lease in any other manner.

13.6	Rent from Subletting

Upon the occurrence and during the continuance of a material Event of Default, Landlord may, upon written notice to Tenant and any subtenant of all or a part of the Premises, require any such subtenant to pay all rent from such subletting during such period directly to Landlord.

13.7	Continuing Obligation of Tenant

Landlord’s acceptance of rent from any other person is not a waiver of any provision of this Section. Consent to one transfer is not a consent to any subsequent transfer. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant’s assignee, without notifying Tenant or obtaining its consent. Such action shall not relieve Tenant’s liability under this Lease, except that Tenant shall not be liable for any extension of the term, increase in rentals or any modification to this Lease which increases Tenant’s liability hereunder or reduces Tenant’s rights hereunder made without Tenant’s prior written consent. The foregoing provisions shall not be deemed to require Landlord’s consent to any such transfer or any such subsequent transfer if such consent is not otherwise required pursuant to this Section.

13.8	Landlord’s Right of Assignment

Landlord shall be free at all times, without need of consent or approval by Tenant, to assign its interest in this Lease and/or to convey fee title to the Premises or to mortgage its interest in the Premises. Each conveyance by Landlord of Landlord’s interest in the Lease or the Premises prior to expiration or termination hereof shall be subject to this Lease. Landlord or its successor shall give Tenant written notice of such assignment or conveyance, as applicable, and after such assignment or conveyance, the grantor shall be relieved of any obligations or liability as Landlord first arising after the date of such conveyance, and Tenant shall look solely to Landlord’s successor in interest for all future obligations of Landlord. Tenant hereby agrees to attorn to Landlord’s successors in interest, whether such interest is acquired by sale, transfer, foreclosure, deed in lieu of foreclosure, or otherwise. The term “Landlord” as used in this Lease, so far as covenants and obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner at the time in question of the fee title of the Premises. Without further agreement, the transferee of such title shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder during its ownership of the Premises.

14. DEFAULT AND TERMINATION

14.1	Event of Default

The occurrence of any of the following events (each an “Event of Default”) shall constitute a default by Tenant:

14.1.1	Monetary Default: Failure by Tenant to pay rent or any other monetary obligation (“rent”) when due if the failure is not cured within ten (10) days after notice has been given to Tenant.

14.1.2
Non-monetary Default: Failure by Tenant to perform or comply with any provision of this Lease (other than as set forth in the immediately preceding subsection) in any material respects if the failure is not cured within thirty (30) days after notice has been given to Tenant. If, however, the failure cannot reasonably be cured within the cure period, Tenant shall not be in default of this Lease if Tenant commences to cure the failure within the cure period and diligently and in good faith continues to cure the failure.

14.1.3
To the extent permitted by law, a general assignment by Tenant for the benefit of creditors, or the filing by or against Tenant of any proceeding under any insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant the same is dismissed within ninety (90) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant, unless possession is restored to Tenant within sixty (60) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within sixty (60) days.

14.1.4	Any notice delivered pursuant to this Section shall be in lieu of, and not in addition to, any notice required by law.

14.2	Landlord’s Remedies

Landlord shall have any one or more of the following remedies after the occurrence of an uncured Event of Default by Tenant. These remedies are not exclusive; they are cumulative in addition to any remedies now or later allowed by law, in equity, or otherwise:

14.2.1
Terminate this Lease by giving written notice of termination to Tenant, in which event Tenant immediately shall, subject to section 7.3, surrender the Premises to Landlord. If Tenant fails to so surrender the Premises, then Landlord, without prejudice to any other remedy it has for possession of the Premises or arrearages in rent or other damages, may re-enter and take possession of the Premises and subject to Section 7.3 expel or remove Tenant and any other person or entity occupying the Premises or any part thereof, without being liable for any damages, except if caused by gross negligence or willful misconduct of Landlord.

14.2.2
No act by Landlord other than giving notice of termination to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of this Lease. On termination of the Lease, Landlord shall have the right to recover from Tenant:

(i)	The worth at the time of the award of the unpaid rent that had been earned at the time of termination of this Lease; and

(ii)
The worth at the time of the award of the amount by which the unpaid rent that would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of rent that Tenant proves reasonably could have been avoided; and

(iii)
The worth at the time of the award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of the loss of rent that Tenant proves reasonably could have been avoided; and

(iv)	Any other amount, including, without limitation, attorneys’ fees and court costs, necessary to compensate Landlord for all detriment proximately caused by Tenant’s default.

The phrase “worth at the time of the award” as used in clauses (i) and (ii) above is to be computed by allowing interest at the Default Rate (as hereinafter defined), but not to exceed the then legal rate of interest. The same phrase as used in clause (iii) above is to be computed by discounting the amount at the Prime Rate (as hereinafter defined).

The term “rent” as used in this Section means all sums payable by Tenant pursuant to the Lease, including, without limitation, all Base Monthly Rent, additional rent, Taxes, and insurance.

14.2.3
Landlord may re-enter and take possession of the Premises without terminating this Lease and without being liable for any damages, except if caused by the gross negligence or willful misconduct of Landlord, and take such actions as Tenant is required by the terms of this Lease to take. Landlord may relet the Premises, or any part of them, to third parties, but has no obligation to do so. Landlord may relet the Premises on whatever terms and conditions Landlord, in its sole discretion, deems advisable. Reletting can be for a period shorter or longer than the remaining term of this Lease. Landlord’s action under this Subsection is not considered an acceptance of Tenant’s surrender of the Premises unless Landlord so notifies Tenant in writing. Tenant shall be immediately liable to Landlord for all costs Landlord incurs in reletting the Premises, including brokers’ commissions, expenses of remodeling the Premises required by the reletting, and like costs. Tenant shall pay to Landlord the rent due under this Lease on the dates the rent is due, less the rent Landlord receives from any reletting. Landlord agrees to use commercially reasonable efforts to mitigate damages.

If Landlord elects to relet the Premises without terminating this Lease, any rent received will be applied to the account of Tenant, not to exceed the amounts owed by Tenant to Landlord; no reletting by Landlord is considered to be for its own account unless Landlord has notified Tenant in writing that the Lease has been terminated. If Landlord elects to relet the Premises, rent that Landlord receives from reletting will be applied to the payment of: (i) first, any amounts owing from Tenant to Landlord other than rent due from Tenant; (ii) second, all reasonable and actual costs, including maintenance, incurred by Landlord in reletting; and (iii) third, rent due and unpaid under the Lease. After deducting the payments referred to in this Subsection, any sum remaining from the rent Landlord receives from reletting will be held by Landlord and applied in payment of future rent as rent becomes due under this Lease. If, on the date rent is due under this Lease, the rent received from the reletting is less than the rent due on that date, Tenant will pay to Landlord, in addition to the remaining rent due, all reasonable and actual costs, including maintenance, Landlord incurred in reletting which remain after applying the rent received from the reletting. Tenant shall have no right to or interest in the rent or other consideration received by Landlord from reletting to the extent it exceeds all amounts owing by Tenant to Landlord.

14.2.4
In all events, Tenant is liable for all direct or proximate damages of whatever kind or nature, suffered by Landlord as a result of the occurrence of an Event of Default. If Tenant fails to pay Landlord in a prompt manner for the damages suffered, Landlord may pursue a monetary recovery from Tenant. Included among these damages are all expenses incurred by Landlord in repossessing the Premises (including, but not limited to, increased insurance premiums resulting from Tenant’s vacancy), all reasonable and actual expenses incurred by Landlord in reletting the Premises (including, but not limited to, those incurred for advertisements, brokerage fees, repairs, remodeling, and replacements), all concessions granted to a new tenant on a reletting, (including, but not limited to, any unamortized commissions paid in connection with this Lease), and all reasonable attorneys’ fees incurred by Landlord in enforcing any of Landlord’s rights or remedies against Tenant.

14.2.5
Pursuit of any of the foregoing remedies does not constitute an irrevocable election of remedies nor preclude pursuit of any other remedy provided elsewhere in this Lease or by applicable law, and none is exclusive of another unless so provided in this Lease or by applicable law. Likewise, forbearance by Landlord to enforce one or more of the remedies available to it on an Event of Default does not constitute a waiver of that default or of the right to exercise that remedy later or of any rent, damages, or other amounts due to Landlord hereunder.

14.2.6
Whether or not Landlord elects to terminate this Lease or Tenant’s right to possession of the Premises on account of any uncured Event of Default by Tenant, Landlord shall have all rights and remedies at law or in equity, including, but not limited to, the right to re-enter the Premises, in which event Landlord shall automatically succeed to Tenant’s interest in such subleases, licenses, concessions, or arrangements.

14.3	Right of Landlord to Re-Enter

In the event of any termination of this Lease as a result of Tenant’s default hereunder, Landlord shall have the immediate right to enter upon and repossess the Premises, and, subject to Section 7.3, any personal property of Tenant may be removed from the Premises and stored in any public warehouse at the risk and expense of Tenant.

14.4	Surrender of Premises

No act or thing done by Landlord or Tenant or any agent or employee thereof during the Lease term shall be deemed to constitute an acceptance by Landlord or Tenant, as the case may be, or a surrender of any or all of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord or Tenant, as the case may be. The delivery of keys to any of the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect any partial or full termination of this Lease, whether or not the keys are thereafter retained by Landlord and, notwithstanding such delivery, Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been terminated properly. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

14.5	Interest Charges

Any amount not paid by one party to the other when due to the other party will bear interest from the expiration of any applicable grace or cure periods until the date of payment at the lesser of (i) the prime commercial rate (“Prime Rate”) being charged by Citibank N.A. in effect on the date due plus two percent (2%) per annum (“Default Rate”); or (ii) the maximum rate permitted by law. If Citibank N.A. is no longer in existence, then another comparable bank or financial institution shall be substituted by Landlord.

14.6	Default by Landlord

Landlord shall be in default if Landlord fails to perform any provision of this Lease required of it and the failure is not cured within thirty (30) days after notice has been given to Landlord. If, however, the failure cannot reasonably be cured within the cure period, Landlord shall not be in default of this Lease if Landlord commences to cure the failure within the cure period and diligently and in good faith continues to cure the failure. Notices given under this Section, and Sections 14.1.1 and 14.1.2 shall specify the alleged breach and the applicable Lease provisions. If Landlord shall at any time default beyond the applicable notice and cure period, Tenant shall have the right to cure such default on Landlord’s behalf Any sums expended by Tenant in doing so, and all reasonably necessary incidental costs and expenses incurred in connection therewith, shall be payable by Landlord to Tenant within ten (10) days following demand therefor by Tenant, provided, however, that Tenant shall not be entitled to any deduction or offset against any rent otherwise payable to Landlord under this Lease.

15. RIGHT OF INSPECTION

Landlord and Landlord’s authorized representatives shall have the right upon giving at least two (2) business days’ advance written notice (except in the event of emergency, in which Landlord shall give such notice as is practicable under the circumstances) and subject to Tenant’s occupational health and safety policies and other reasonable requirements of Tenant made known in advance to Landlord, to enter upon the Premises at all reasonable hours for the purpose of inspecting the Premises or of making repairs, additions or alterations in or upon the
Premises (following Tenant’s failure to cure any breach of such obligations), and for the purpose of exhibiting the Premises to prospective tenants, purchasers or others. Landlord shall not exhibit any “for sale” or “for rent” signs during the term of the Lease. Landlord shall use commercially reasonable efforts not to unreasonably interfere with Tenant’s use or occupancy of the Premises.

16. WAIVER OF BREACH

No waiver by Landlord or Tenant of any breach of any one or more of the terms, covenants, conditions, or agreements of this Lease shall be deemed to imply or constitute a waiver of any succeeding or other breach. Failure of Landlord or Tenant to insist upon the strict performance of any of the terms, conditions, covenants, and agreements of this Lease shall not constitute or be considered as a waiver or relinquishment of such party’s rights to subsequently enforce any default, term, condition, covenant, or agreement, which shall all continue in full force and effect. The rights and remedies of Landlord and Tenant under this Lease shall be cumulative and in addition to any and all other rights and remedies which such party has or may have.

17. NOTICES

17.1	Notice Requirements

All notices, requests, or demands herein provided to be given or made, or that may be given or made by either party to the other, shall be given or made only in writing and shall be deemed to have been duly given: (i) when delivered personally at the address set forth below, or to any agent of the party to whom notice is being given, or if delivery is rejected when delivery was attempted; or (ii) on the date delivered when sent via overnight courier, properly addressed and postage prepaid; or (iii) on the date sent via facsimile transmission (with written evidence thereof). The proper address to which notices, requests, or demands may be given or made by either party shall be the address set forth at the end of this Section or to such other address or to such other person as any party shall designate. Such address may be changed by written notice given to the other party in accordance with this Section.

If to Landlord:

YA Landholdings, LLC
101 Hudson Street, Suite 3700
Jersey City, NJ 07302
Attn: Michael Rosselli
E-mail: mrosselli@yorkvilleadvisors.com

with a copy to:	Baker Botts L.L.P.
One Shell Plaza
910 Louisiana
Houston, Texas 77002-4995
Attention: LeAnn Vaughn
E-mail: leann.vaughn@bakerbotts.com

If to Tenant:

Appalachian Oil Company, Inc.
1922 Highway 75
Blountville, TN 37617
Attn: Bryan Chance
E-mail: bchance@obliotel.com

with a copy to:	Thomas A. Rose
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, NY 10006
E-mail: trose@srff.com

17.2	Payments Under Lease

Rent and all other payments due to Landlord under this Lease shall be paid in lawful money of the United States of America without offset or deduction to the name and at the address first given above or to such other persons or parties or at such other places as Landlord may from time to time designate in writing.

18. RELATIONSHIP OF THE PARTIES

This Lease shall not be deemed or construed by the parties, nor by any third party, as creating the relationship of (i) principal and agent, (ii) partnership, or (iii) joint venture between the parties. Neither the method of computation of rent nor any other provision of this Lease, nor any acts of the parties are other than in the relationship of Landlord and Tenant.

19. SUBORDINATION, ATTORNMENT AND ESTOPPEL

19.1	Subordination and Non-Disturbance

Subject to the provisions of this Section, this Lease and the leasehold estate created hereby shall be, at the option and upon written declaration of Landlord, subject, subordinate, and inferior to the lien and estate of any liens, trust deeds, and encumbrances (“Mortgages”), and all renewals, extensions, or replacements thereof, now or hereafter imposed by Landlord upon the Premises; provided, however, that this Lease shall not be subordinate to any Mortgage arising on or after the date of this Lease, or any renewal, extension, or replacement thereof, unless and until Landlord provides Tenant with an agreement (“Non-Disturbance Agreement”), signed and acknowledged by each holder of any such interest setting forth that so long as there is no continuing Event of Default hereunder, Landlord’s and Tenant’s rights and obligations hereunder shall remain in force and Tenant’s right to possession shall be upheld and shall not be disturbed. The Non-Disturbance Agreement shall be substantially in the form attached hereto and incorporated herein as Exhibit D.

19.2	Attornment

In the event of foreclosure of any Mortgage, whether superior or subordinate to this Lease, then (i) this Lease shall continue in force; (ii) Tenant’s quiet possession shall not be disturbed by reason of such foreclosure; (iii) Tenant shall attorn to and recognize the mortgagee or purchaser at foreclosure sale (“Successor Landlord”) as Tenant’s landlord for the remaining term of this Lease; and (iv) the Successor Landlord shall not be bound by any liability for any act or omission of a prior landlord.

19.3	Tenant Estoppel Certificate

Tenant shall execute and deliver to Landlord, within fifteen (15) days after receipt of Landlord’s request, any estoppel certificate or other statement to be furnished to Landlord or any prospective purchaser of or any lender against the Premises which shall include only the matters hereinafter set forth. Such estoppel certificate shall acknowledge and certify each of the following matters, to the extent each may be true: that the Lease is in effect and not subject to any rental offsets, claims, or defenses to its enforcement; the commencement and expiration dates of the term; that Tenant is paying rent on a current basis; that any improvements required to be furnished by Landlord under the Lease have been completed in all respects; that the Lease constitutes the entire agreement between Tenant and Landlord relating to the Premises; that Tenant has accepted the Premises and is in possession thereof, that the Lease has not been modified, altered, or amended except in specified respects by specified instruments; and such other matters as reasonably may be requested that do not alter or amend the terms of the Lease.

19.4	Landlord Estoppel Certificate

Landlord shall execute and deliver to Tenant, within fifteen (15) days after receipt of Tenant’s request, any estoppel certificate or other statement to be furnished to Tenant or any prospective assignee, subtenant, purchaser or any lender against Tenant’s interest in any Premises which shall include only the matters hereinafter set forth. Such estoppel certificate shall acknowledge and certify each of the following matters, to the extent each may be true: that the Lease is in effect and not subject to any rental offsets, claims, or defenses to its enforcement; the commencement and expiration dates of the term; that Tenant is paying rent on a current basis; that any improvements required to be furnished by Tenant under the Lease have been completed in all respects; that the Lease constitutes the entire agreement between Landlord and Tenant relating to the Premises; that the Lease has not been modified, altered, or amended except in specified respects by specified instruments; and such other matters as reasonably may be requested that do not alter or amend the terms of the Lease.

19.5	Leasehold Mortgage

Tenant is hereby given the right by Landlord to mortgage its interest in this Lease under one or more leasehold mortgages without obtaining the consent of Landlord upon the condition that all rights acquired under such mortgages shall be subject to each and all of the terms, covenants, conditions and restrictions set forth in this Lease, and to all rights and interests of Landlord herein, none of which terms, covenants, conditions or restrictions is or shall be waived by Landlord by reason of the right given so to mortgage such interest in this Lease, except as expressly provided herein. If Tenant shall mortgage this leasehold, and if Tenant or the holder of such mortgage shall, within thirty (30) days of execution send to Landlord a true copy thereof together with written notice specifying the name and address of the mortgagee and the pertinent recording date with respect to such mortgage, Landlord agrees that so long as any such leasehold mortgage shall remain unsatisfied of record or until written notice of satisfaction is given by the holder to Landlord, the following provisions shall apply:

19.5.1
There shall be no cancellation, surrender or material modification of this Lease by joint action of Landlord and Tenant (as opposed to termination as a result of Tenant’s default) without the prior consent in writing of the leasehold mortgagee (which consent shall not be unreasonably withheld, conditioned or delayed); provided however, under no circumstances shall failure to obtain such prior written consent constitute a breach of, or default under, the Lease by Landlord, nor shall Tenant or the leasehold mortgagee have any recourse whatsoever against Landlord for such failure to obtain prior written consent; and further provided that this subsection shall not impair Landlord’s right to unilaterally terminate the Lease in the event of an uncured Event of Default by Tenant under the Lease.

19.5.2
Landlord shall, upon serving Tenant with any notice of default, simultaneously mail a copy of such notice to the holder of such mortgage; provided however, under no circumstances shall Landlord’s failure to mail such notice constitute a breach of, or default under, the Lease, nor shall Tenant or the leasehold mortgagee have any recourse whatsoever against Landlord for such failure to give notice; provided however that the remedy period available to such leasehold mortgagee shall not begin to run until the leasehold mortgagee has received such notice. The leasehold mortgagee shall thereupon have the same period to remedy or cause to be remedied the defaults complained of, and Landlord shall accept such performance by or at the instigation of such leasehold mortgagee as if the same had been done by Tenant.

19.5.3
Anything herein contained notwithstanding, if any default shall occur which, pursuant to any provision of this Lease, entitles Landlord to terminate this Lease, and if before the expiration of ten (10) days from the date of service of notice of termination upon such leasehold mortgagee, such leasehold mortgagee shall have notified Landlord of its desire to nullify such notice and shall have paid to Landlord all rent and other payments herein provided for, and then in default, and shall have complied with all of the other requirements of this Lease or, if immediate compliance is impossible, shall have commenced the work of complying with all of the other requirements of this Lease, if any are then in default, and shall prosecute the same to completion with reasonable diligence, then in such event Landlord shall not be entitled to terminate this Lease and any notice of termination theretofore given shall be void and of no effect.

19.5.4
The proceeds from any insurance policies or arising from a condemnation are to be distributed pursuant to the provisions of this Lease, but the leasehold mortgagee may reserve rights to apply to the mortgage debt all, or any part, of Tenant’s share of such proceeds pursuant to such mortgage.

19.5.5
Landlord shall not unreasonably withhold its consent to any assignment of the Lease or to any transfer of title to or by the leasehold mortgagee, its successors or assigns, or subletting thereunder by the leasehold mortgagee, its successors and assigns, provided such assignment or subleasing are made as a part of the leasehold mortgagee’s remedies under the leasehold mortgage. Landlord’s consent under this subsection shall be based upon Landlord’s customary review and evaluation process of prospective new tenants.

19.5.6
Any and all leasehold mortgage(s) shall at all times be subject, subordinate, and inferior to the lien and estate of any liens, trust deeds, mortgages or encumbrances, and all renewals, extensions or replacements thereof, now or hereafter imposed by Landlord upon the Premises.

20. ATTORNEYS’ FEES

20.1	Recovery of Attorneys’ Fees and Costs of Suit

If any action for breach of or to enforce the provisions of this Lease is commenced, the court in such action shall award to the party in whose favor a judgment is entered, a reasonable sum as attorneys’ fees and costs. Such attorneys’ fees and costs shall be paid by the losing party in such action.

20.2	Party to Litigation

Tenant shall indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands, and liability incurred by Landlord if Landlord involuntarily becomes or is made a party to any claim or action (i) instituted by any third party against Tenant, or by or against any person holding any interest under, or using the Premises by license of or agreement with Tenant; (ii) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; or (iii) otherwise arising out of or resulting from any action or transaction of Tenant. Tenant shall defend Landlord against any such claim or action at Tenant’s expense with counsel reasonably acceptable to Landlord.

21. AUTHORITY TO MAKE LEASE; COVENANT OF QUIET ENJOYMENT

21.1	Full Power and Authority to Enter Lease

The parties covenant and warrant that each has full power and authority to enter into this Lease.

21.2	Quiet Enjoyment

Landlord covenants and warrants that Tenant shall have and enjoy full, quiet, and peaceful possession of the Premises, the appurtenances and all rights and privileges incidental thereto during the term, as against all persons claiming by, through, or under Landlord, subject to the provisions of this Lease and any title exceptions or defects in existence on the Commencement Date.

22. HAZARDOUS MATERIAL

22.1	Compliance Generally

Tenant shall comply with all Environmental Laws that are applicable to the Premises, including the Storage Tank System, and Tenant’s occupancy and operation thereof Tenant shall not use, store, transport, dispense or sell Hazardous Materials at the Premises, except as reasonably necessary or appropriate in connection with the permitted use of the Premises. Tenant shall not Release, nor shall Tenant permit any employee, contractor or agent, and Tenant shall use commercially reasonable efforts not to permit any invitee, to Release any Hazardous Materials onto, into or from the Premises or any surrounding land, surface water or ground water except as and to the extent allowed by applicable law, including Environmental Laws.

22.2	Tenant’s Responsibility for Hazardous Materials

Tenant shall be liable for and responsible for Hazardous Materials kept, stored or otherwise managed or Released on or from the Premises prior to the expiration of the Term of the Lease, including without limitation, at Tenant’s sole cost, any (i) permitting, reporting, assessment, testing, investigation, storage, treatment, removal, remediation, transportation and disposal of such Hazardous Materials as directed by any governmental agency and as otherwise required by Environmental Laws; (ii) damages, costs, expenditures and claims imposed or brought under Environmental Laws for injury to persons, property, the Premises and surrounding air, land, surface water, and ground water resulting from such Hazardous Materials; (iii) claims by any governmental agency or third party associated with injury to surrounding air, land, surface water and ground water or other damage resulting from such Hazardous Materials; (iv) damages for injury to the buildings, fixtures, appurtenances, equipment and other personal property of Landlord to the extent caused by such Hazardous Materials; (v) fines, penalties, costs, fees, assessments, demands, orders, liens, directives or any other requirements imposed in any manner by any governmental agency or under any Environmental Laws with respect to such Hazardous Materials; (vi) damages, costs and expenditures for injury to natural resources to the extent caused by such Hazardous Materials; (vii) compliance with Environmental Laws regarding the use, storage, transportation, release, disposal, dispensing or sale of Hazardous Materials; and (viii) any other liability or obligation under Environmental Laws related to such Hazardous Materials. While Landlord is not required to incur any costs, fees (including attorney, consultant and expert witness fees) or expenses for environmental compliance, testing, investigation, assessment, remediation or cleanup relating to such Hazardous Materials under this Lease, should Landlord reasonably incur any such costs, expenses or fees relating to such Hazardous Materials at the Premises or surrounding lands or surface water or ground water in order to comply with Environmental Law with respect to which Tenant is liable pursuant to this Section, Tenant shall promptly reimburse Landlord for said costs, expenses or fees.

22.3	Tenant’s Environmental Indemnification

Tenant shall indemnify, defend, and hold Landlord Indemnified Parties harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, claims based on the strict liability of Landlord and damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, damages arising from any adverse impact on marketing of space of the Premises, and sums paid in settlement of claims, attorneys’ fees, consultation fees, and expert fees) which arise as a result of (i) the keeping, storage or other management of or a Release of Hazardous Materials on or from the Premises prior to the expiration of the Term of the Lease or (ii) any violation of Environmental Laws prior to the expiration of the Term of the Lease with respect to the Premises. This indemnification of Landlord Indemnified Parties by Tenant relating to such Releases includes, without limitation, costs incurred in connection with any investigation of on-site or off-site conditions or any monitoring, response, cleanup, remedial, removal, closure or restoration work required by any federal, state, or local governmental agency or political subdivision and any mechanics or materialmen liens placed upon the Premises or any other property of Landlord as a result of the occurrence of (i), (ii) and/or (iii) above.

22.4	Tenant’s Notification Obligations

Tenant immediately shall notify Landlord of any of the following: (i) any correspondence or communication from any governmental entity regarding the application of Environmental Laws to the Premises or Tenant’s operation of the Premises which would reasonably be expected to result in the imposition of material costs or liability on Tenant; (ii) any correspondence, communication or notifications as are required by either the Federal or State Emergency Planning and Community Right to Know Acts which would reasonably be expected to result in the imposition of material costs or liability on Tenant; (iii) any change in Tenant’s operations on the Premises that will change or would be reasonably expected to change Tenant’s obligations or liabilities under Environmental Laws with respect to the Premises in any material respect; (iv) any material Releases or suspected material Releases or the discovery of an historical material Release of any and all Hazardous Materials at, from or near the Premises, or confirmation of a Release from a Storage Tank System, which would reasonably be expected to result in the imposition of material costs on Tenant or a material contamination of the Premises.

22.5	Survival

Provisions of this Section 22 shall survive expiration or termination of the tenancy.

23. GENERAL PROVISIONS

23.1	Recitals

The Recitals set forth above are hereby incorporated by this reference.

23.2	Gender; Number

The use of (i) the neuter gender includes the masculine and feminine and (ii) the singular number includes the plural, whenever the context requires.

23.3	Captions

Captions in this Lease are inserted for the convenience of reference only and do not define, describe, or limit the scope or the intent of this Lease or any of its terms.

23.4	Exhibits

All attached exhibits are a part of this Lease and are incorporated in full by this reference. Except as specifically provided herein, if any provision contained in any exhibit hereto is inconsistent or in conflict with any provisions of this Lease, the provisions of this Lease shall supersede the provisions of such exhibit and shall be paramount and controlling.

23.5	Entire Agreement

This Lease contains the entire agreement between the parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Lease.

23.6	Drafting

This Lease shall not be construed more strictly against one party than the other because it may have been drafted by one of the parties or its counsel, each having contributed substantially and materially to the negotiation and drafting hereof.

23.7	Modification

No modification, waiver, amendment, discharge, or change of this Lease shall be valid unless it is in writing and signed by the party against which the enforcement of the modification, waiver, amendment, discharge, or change is or may be sought.

23.8	Joint and Several Liability

If any party consists of more than one person or entity, the liability of each such person or entity signing this Lease shall be joint and several; provided that the foregoing shall not be deemed to create any personal liability on the part of any person signing this Lease either individually or on behalf of any entity.

23.9	Enforceability

The parties warrant and represent that the terms of this Lease are fully enforceable in the localities in which the Premises are located; subject however to limitations as may be relevant based on applicable bankruptcy, insolvency and creditors’ rights laws. It is the intention of the parties that if any provision of this Lease is inconsistent or in conflict with local law, custom, or practice, the provisions of this Lease shall supersede and shall be paramount and controlling.

23.10	Severability

In the event any term, covenant, condition, or provision of this Lease is held to be invalid, void, or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, or provision is invalid, void, or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, or provision of this Lease.

23.11	Successors and Assigns

Except as otherwise provided herein, all terms of this Lease shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors, and assigns.

23.12	Independent Covenants

This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent.

23.13	Limitation on Landlord’s Liability

Notwithstanding anything contained in this Lease to the contrary, Landlord shall not incur any liability beyond Landlord’s interest in the Premises upon a breach of this Lease, and Tenant shall look exclusively to such interest in the Premises and the proceeds of any sale or refinancing, insurance proceeds and condemnation awards for the payment and discharge of any obligations imposed upon Landlord under this Lease.

23.14	Waiver of Trial by Jury

Landlord and Tenant do hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other, upon any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage. It further is agreed that in the event Landlord commences any summary proceeding for non-payment of rent or additional rent, Tenant will not interpose any counterclaim (except for compulsory counterclaims) of whatever nature or description in any such proceeding.

23.15	Characterization of Lease

23.15.1
Landlord and Tenant intend that this Lease is a “true lease” and not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease; and

23.15.2
the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between landlord and tenant and has been entered into by both parties in reliance upon the economic and legal bargains contained herein.

23.16	Counterparts

This Lease may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall together constitute but one agreement. Any signature on a copy of this Lease or any document necessary or convenient thereto sent by facsimile shall be binding upon transmission by facsimile and the facsimile copy may be utilized for the purposes of this Lease.

23.17	Force Majeure

Any prevention, delay or stoppage due to strikes, lockouts, acts of God, enemy or hostile governmental action, civil commotion, fire or other casualty beyond the control of the party obligated to perform shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage.

23.18	Confidentiality.

Landlord hereby agrees and covenants in favor of Tenant to keep confidential all proprietary or confidential information made available to Landlord in connection herewith in respect of Tenant, Guarantor or the Premises, including, without limitation, all non-publicly available financial information of Tenant, and all non-publicly available terms of this Lease (collectively, “Confidential Information”), and not to disclose any Confidential Information in any manner whatsoever to any person, without the prior written consent of Tenant, except: (i) to Landlord’s directors, officers, employees, attorneys, accountants, auditors and others providing professional services on a “need to know basis” or (ii) to any bonafide investor, purchaser or lender of Landlord or the Premises that is not a competitor of Tenant and that has agreed in writing in favor of Tenant to keep confidential all such Confidential Information and not to disclose any such Confidential Information in any manner whatsoever to any person except in accordance with this Section. The obligations arising pursuant to this Section shall survive the expiration or earlier termination of this Lease.

LANDLORD:		TENANT:
YA Landholdings, LLC		Appalachian Oil Company, Inc.

By:	New EarthShell Corporation,
its sole equity member

By:	By:
Name:	Name:
Title:	Title:

LAND AND BUILDING LEASE AGREEMENT

EXHIBIT “A”

LEASED PREMISES

(LEGAL DESCRIPTION)

1

LAND AND BUILDING LEASE AGREEMENT
EXHIBIT “B”

MEMORANDUM OF LEASE

This Memorandum of Lease is made and entered into as of __________ by and between _____________, a _________ limited liability company (“Landlord”) and Appalacian Oil Company, Inc., a __________ corporation (“Tenant”) who agree as follows:

1. Terms and Premises. Pursuant to a certain Land and Building Lease Agreement (the “Lease”) dated __________________, entered into between Landlord and Tenant Landlord leases to Tenant and Tenant leases from Landlord that certain real property, together with all the improvements thereon and appurtenances thereunto belonging (the “Premises”), which legal description is attached hereto and incorporated herein as Exhibit “A,” commonly known as:

APPCO STORE NO. ___
[INSERT ADDRESS]

for a term commencing on ___________ and expiring on ____________________ Tenant has FOUR (4) five-year options to extend the term of the Lease, all as more particularly set forth in the Lease.

2. Tenant has the right to mortgage its interests in the Lease without obtaining the consent of Landlord upon the condition that all rights acquired under such mortgages shall be subject to each and all of the terms, covenants, conditions and restrictions set forth in the Lease and to all rights and interests of Landlord therein, all as more particularly set forth in the Lease.

3. Tenant has a right of first offer on any sale, lease assignment conveyance or other transfer of all or part of the Premises by Landlord to any third person, all as more particularly set forth in the Lease.

4.  This Memorandum of Lease is prepared for the purpose of recordation and does not modify the provisions of the Lease. The Lease is incorporated herein by reference. If there are any conflicts between the Lease and this Memorandum of Lease, the provisions of the Lease shall prevail.

5.  By execution of this Memorandum, Tenant hereby terminates any existing Memoranda of Lease which are filed of record against the Premises and which identify Tenant as the tenant under a lease of the Premises.

1

LANDLORD:		TENANT:
____________________		Appalachian Oil Company, Inc.

By:		By:

Date:		Date:

Signed, sealed, and delivered this ___________ day of ____________ 2007 in the presence of:		Signed, sealed, and delivered this ___________ day of ___________ 2007 in the presence of:

Witness		Witness

Witness		Witness

STATE OF _______________________
§
COUNTY OF ____________________________ §

On this ____ day of , 2007, before me, the undersigned notary public in and for said County and State, personally appeared before me _______________________________ to me personally known, who, being by me duly sworn, did say that he is a _______________________ of _______________ and that said instrument was signed on behalf of said _________________, and he acknowledged said instrument to be the free act and deed of said

2

WITNESS BY HAND and notarial seal subscribed and affixed in said County and State the _______day of________ ,2007.

NOTARY PUBLIC IN AND FOR THE STATE OF:

MY Commission EXPIRES:___________________
RESIDING AT: ____________________________

STATE OF _________________________________	)
)
COUNTY OF________________________________	)

On this ____day of , 2007, before me, the undersigned notary public in and for said County and State, personally appeared before me __________________________, to me personally known, who, being by me duly sworn, did say that he is a _______________________ of_______________________, and that said instrument was signed on behalf of said __________________,, and he acknowledged said instrument to be the free act and deed of said

3

Exhibit A to Exhibit B
Legal Description

1

LAND AND BUILDING LEASE AGREEMENT

EXHIBIT “C”

CERTIFICATE OF LIABILITY INSURANCE AND
EVIDENCE OF PROPERTY INSURANCE

See attached.

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LAND AND BUILDING LEASE AGREEMENT

EXHIBIT “D”

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

See attached.

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When recorded, return to:

LeAnn Vaughn
Baker Botts LLP
910 Louisiana, Suite 3102
Houston TX 77002

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT is made and entered into by and among YA Landholdings, LLC, , whose mailing address is 101 Hudson Street, Suite 3700, Jersey City, NJ 07302, Attn: Michael Rosselli (“Landlord”), YA Global Investments, L.P. , whose mailing address is 101 Hudson Street, Suite 3700, Jersey City, NJ 07302, Attn: Michael Rosselli (“Lender”) and Appalachian Oil Company, Inc., a Tennessee corporation, whose mailing address is 1922 Highway 75, Blountville, TN 37617, Attn: Bryan Chance (“Tenant”).

RECITALS:

A. Landlord  and Tenant are parties to a lease dated ___________ (the “Lease”), for the real property described on the attached Exhibit A (the “Premises”); and

B. Lender has agreed to make a loan to Landlord, which loan is to be secured by a realty mortgage, deed of trust or other security instrument (the “Mortgage”) encumbering the Premises; and

C. Lender and Tenant desire to provide for, among other matters, the subordination of the lien of Tenant’s leasehold interest in the Premises to the lien of the Mortgage and the non-disturbance of Tenant’s enjoyment, use and occupancy of the Premises;

NOW, THEREFORE, in consideration of the mutual covenants and representations hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. SUBORDINATION. Subject to the other provisions hereof, the lien of Tenant’s leasehold interest and estate in the Premises created by the Lease shall be at all times hereafter subject to and subordinate in priority to the lien of the Mortgage and to all renewals, modifications, replacements and extensions thereof. The lien of the Mortgage shall not, however, encumber any of Tenant’s personal property located at the Premises as identified on Schedule 1 attached hereto and all products and proceeds of same.

2. NON-DISTURBANCE AND RECOGNITION. Notwithstanding any provision in the Mortgage to the contrary, Lender agrees that in the event of a foreclosure of the Mortgage or other similar proceeding against Landlord that so long as Tenant continues to pay rent and otherwise comply with the terms and conditions of the Lease within applicable grace periods, then the Lease and the Leasehold Mortgage or Leasehold Deed of Trust in favor of Greystone Business Credit II, LLC (if it is, by its terms, in effect) shall remain in full force and effect and Tenant’s right to possession of the Premises will not be disturbed during the original term of the Lease or any renewal or extension thereof Should Tenant be named as a defendant in any such proceeding, Landlord shall indemnify Tenant with respect to any liability, claim or expense which Tenant may incur with respect to any such proceedings.

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3. ATTORNMENT BY TENANT. In the event that Lender or any other purchaser at a foreclosure or public or private sale (or by agreement in lieu thereof), or any successor-in-title to any of them (“New Owner”) acquires title to the Premises, Tenant shall attorn to such New Owner and the Lease shall continue in full force and effect as a direct lease between Tenant and such New Owner upon all of the terms and conditions contained therein.

4. MISCELLANEOUS

4.1 Primacy of Agreement. In the event of any conflict or ambiguity between the provisions of this Agreement and those of the Mortgage, this Agreement shall be controlling in all respects. No provision herein shall be deemed an amendment or modification of any provision of the Lease.

4.2 Notices. Any notice required or permitted to be given herein shall be in writing and shall be delivered by hand, mailed by first class mail, postage prepaid, telecopied or sent by overnight courier to the addresses set forth at the beginning of this Agreement. Any such notice shall be deemed to be received: (a) if delivered personally, on the date of such delivery; (b) if mailed, on the third business day following mailing; (c) if telecopied, on the date of transmission; or (d) if sent by overnight courier, on the first business day following delivery to courier.

4.3 Attorney’s Fees. In the event any party employs legal counsel to enforce or sue for a breach or anticipated breach of any provision of this Agreement, the prevailing party shall be entitled to recover all fees, charges, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred in connection therewith.

4.4 Authority. Landlord, Tenant and Lender each represent and warrant that they have full power, right and legal capacity, and have received all necessary authorizations to execute this Agreement and to perform fully hereunder.

4.5  Entire Agreement Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, all prior or contemporaneous promises and understandings related thereto having been superseded hereby. No provision of this Agreement may be amended, canceled, deleted or supplemented except by a writing signed by all of the parties.

4.6 Construction. If any party consists of more than one person, then their obligations hereunder shall be joint and several. This Agreement is a negotiated document, and the parties have had the opportunity to have it reviewed by counsel. It reflects the “reasonable expectations” of the parties and as such, it shall be construed according to its fair meaning and without application of any drafting rule or presumption.

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4.7 Governing Law - Successors and Assigns. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State where the Premises are located, shall run with the Premises and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.8 Counterparts. This Agreement may be executed in counterparts, and any counterpart containing original signature pages of all parties shall constitute an original Agreement for all purposes.

4.9 Recordation. Lender may, at its sole cost and expense, record this Agreement in the Official Records of the county in which the Premises is located and shall thereupon deliver a copy of such recorded Agreement to Tenant at the above address.

5. CONSENT. Lender hereby acknowledges and consents to that certain Landlord's Waiver and Consent to Leasehold Mortgage Or Deed of Trust dated _____, 2007 among Landlord, Tenant and Greystone Business Credit II, LLC.

IN WITNESS WHEREOF, the parties have executed this Agreement.

TENANT:	Appalachian Oil Company, Inc.

By:
Name:
Title:
Date:

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STATE OF ________________

COUNTY OF _______________

The foregoing instrument was acknowledged before me this _____ day of September, 2007 by _______________ as ________________of Appalachian Oil Company, Inc., a Tennessee corporation, on behalf of the corporation. He is personally known to me or has produced ________________________ as identification.

Signature of person taking acknowledgment

Name typed, printed or stamped

Commission Expiration

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LANDLORD:

YA LANDHOLDINGS, LLC,
a Delaware limited liability company

By: New EarthShell Corporation, a Delaware corporation, its sole member

By:
Name:
Title:

STATE OF ________________

COUNTY OF _______________

The foregoing instrument was acknowledged before me this _____ day of September, 2007 by _______________ as ________________of New EarthShell Corporation, a Delaware corporation, on behalf of the YA Landholdings, LLC, a Delaware limited liability company.. He is personally known to me or has produced ________________________ as identification.

Signature of person taking acknowledgment

Name typed, printed or stamped

Commission Expiration

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LENDER:

YA Global Investments, L.P.

By:	Yorkville Advisors LLC,
a Delaware limited liability company,
its Investment Manager

By:
Name:
Title:

STATE OF ________________

COUNTY OF _______________

The foregoing instrument was acknowledged before me this _____ day of September, 2007 by _______________ as ________________of Yorkville Advisors LLC, a Delaware limited liability company, as Investment Manager for YA Global Investments, L.P. He is personally known to me or has produced ________________________ as identification.

Signature of person taking acknowledgment

Name typed, printed or stamped

Commission Expiration

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EXHIBIT “A”
LEGAL DESCRIPTION

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SCHEDULE 1
TENANT'S PERSONAL PROPERTY

Food service equipment, food preparation equipment, grills, fryers, security systems, security cameras, refrigerators, freezers, ice machines, point of sale computer equipment and inventory management systems, computers, cash registers, above and below ground fuel tanks and associated piping, fuel pumps, vapor recovery systems, water treatment equipment, water softening equipment, signs, canopies, cabinets, display cases, display racks, shelving, safes, atm machines, credit card machines, drink dispensers, drink makers, tire inflators, compressors, printers, tables, desks, chairs, sound systems, menu boards, time clocks, dumpsters, washers, dryers, ice merchandisers, filing cabinets, lawnmowers, trash cans, benches, video games, vending machines and ice chests.

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